EXHIBIT 23.1

             [Letterhead of Shatswell, MacLeod & Company, P.C.]




                     CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement (No. 333-44837) Form S-8 of Falmouth Bancorp, Inc. of our report dated October 23, 1998 relating to the consolidated balance sheets of Falmouth Bancorp, Inc. and Subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1998, which report is incorporated by reference in the September 30, 1998 annual report on Form 10-KSB of Falmouth Bancorp, Inc.


                                       /s/ Shatswell, MacLeod & Company, P.C.
                                       SHATSWELL, MacLEOD & COMPANY, P.C.


West Peabody, Massachusetts
December 28, 1998